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                                                                     Exhibit 4.1


                             PREMIER AXIUM ASP, INC.
                         YEAR 2001 RESTRICTED SHARE PLAN


1.       Purpose.

         The purpose of this Year 2001 Restricted Share Plan (this "Plan") of Premier Axium ASP, Inc., a Delaware corporation (the "Company"), is to attract and retain employees (including officers), directors, and independent contractors of the Company, or any Affiliate, as hereafter defined, which now exists or hereafter is organized or acquired, and, in certain cases, to furnish additional incentives to such persons to enhance the value of the Company over the long term and to encourage them to acquire a proprietary interest in the Company.

2.       Definitions.

         For purposes of the Plan, the following terms shall be defined as set forth below:

         (a) "Affiliate" means any entity (whether or not incorporated) controlling, controlled by or under common control with the Company, including a Subsidiary.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Change in Control" means any of the following: (i) the acquisition in a single transaction or series of related transactions by any person or entity not controlled by, under control of, under common control with, or related to the Company's stockholders of more than 50% of the Company's then outstanding Stock, (ii) the sale of all or substantially all of the Company's assets, (iii) the merger of the Company with or into a corporation or other entity that is not an Affiliate if the Company is not the surviving entity following the consummation of such transaction and the stockholders of the Company immediately prior to such transaction do not own a majority of the voting equity interests of the surviving or resulting entity immediately following the consummation of such transaction, or (iv) the sale of Stock in an initial public offering.

         (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (e) "Committee" means a committee, consisting of at least three members of the Board, which has been delegated the Board's authority to administer the Plan.

         (f) "Company" means Premier Axium ASP, Inc., a corporation organized under the laws of the State of Delaware, or any successor entity.

         (g) "Effective Date" means the date the Plan is adopted by the Board.

         (h) "Fair Market Value" means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Board acting in its sole discretion and in good faith.

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         (i) "Grant Agreement" shall mean a written agreement between the
Company and a Participant in respect of the grant of Restricted Stock pursuant to this Plan and containing the Issue Date(s), Vesting Date(s) and in such form and containing such terms and conditions and subject to such agreements or understandings as the Committee shall from time to time approve.

         (j) "Issue Date" means the date established by the Committee on which certificates representing shares of Restricted Stock shall be issued by the Company pursuant to the terms of Section 6(b)(iv) hereof and, subject to the limitations contained herein, the rights and ownership of the Restricted Stock shall be considered owned by the Participant.

         (k) "Participant" means an employee (including officers), director or independent contractor of, the Company or an Affiliate to whom Restricted Stock is granted pursuant to the Plan, and upon his death the employee's successors, heirs, executors and administrators, as the case may be.

         (l) "Plan" shall have the meaning assigned to such term in the preamble above.

         (m) "Plan Securities" shall mean Restricted Stock and any and all common stock and other capital stock of the Company, or rights to capital stock, of the Company, including, without limitation, common stock, preferred stock, convertible promissory notes, warrants, options or other rights convertible into capital stock of the Company, issued in respect of other Restricted Securities.

         (n) "Restricted Stock" means a share of the common stock, par value $0.001 per share, of the Company that is granted pursuant to the terms of
Section 6 hereof and that is subject to the restrictions set forth in Section 6(b)(ii) or 6(b)(iii) hereof for so long as such restrictions continue to apply to such share.

         (o) "Subsidiary" means any corporation in which the Company, directly or indirectly, owns stock possessing 50% or more of the total combined voting power of all classes of stock of such corporation.

         (p) "Termination of Employment" shall mean a Participant's ceasing to be employed or engaged as an employee (including officers), director or independent contractor by the Company or any Affiliates or by a corporation assuming Restricted Stock. The Committee may determine, in its sole discretion,
(i) whether any leave of absence constitutes a Termination of Employment for purposes of the Plan, subject to applicable law, (ii) the effect, if any, of any such leave of absence on Restricted Stock granted under the Plan, and (iii) when a change in a non-employee's association with the Company or an Affiliate constitutes a Termination of Employment for purposes of the Plan.

         (q) "Vesting Date" means the date established by the Committee on which a share of Restricted Stock shall vest and no longer be subject to forfeiture as provided for in Section 6(b)(ii).


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3.       Administration.

         The Plan shall be administered by the Committee which shall consist of a committee of not less than three Members of the Board appointed by the Board, or in the absence of such Committee, by the Board. The Committee shall have full power to construe and interpret the Plan, to establish rules for its administration and to grant shares of Restricted Stock. The Committee may establish rules setting forth terms and conditions for a specified group of shares of Restricted Stock under the plan. The Committee may act by a majority vote of those present at a meeting assuming a quorum is present at such meeting (a quorum being a majority of the members of such Committee) or by the unanimous written consent of all of its members. All actions taken and decisions made by the Board or the Committee pursuant to the Plan shall be binding and conclusive on all persons interested in the Plan.

4.       Eligibility.

         Shares of Restricted Stock may be granted in the discretion of the Committee to employees (including officers), directors and independent contractors of the Company and its present or future Affiliates. In determining the persons to whom shares of Restricted Stock shall be granted and the number of shares of Restricted Stock granted, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.       Stock Subject to the Plan.

         The maximum number of shares of Stock reserved for the grant of Restricted Stock under the Plan shall be one hundred seventy five million shares of Stock, subject to adjustment as provided herein. Such shares may, in whole or in part, be authorized, but unissued, shares or shares that shall have been or may be reacquired by the Company or otherwise. If any shares subject to a grant of Restricted Stock are forfeited, cancelled, exchanged or surrendered or if a grant of Restricted Stock otherwise terminates or expires, the shares of Stock with respect to such grant shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for future grants under the Plan.

         In the event that the Committee shall determine, in it sole discretion, that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, stock split, reverse split, any reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, license arrangement, strategic alliance or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of any Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to either or both of (i) the number and kind of securities which may thereafter be issued in connection with grants, and (ii) the ability of any Participant to exchange Restricted Stock and the terms of such exchange.

6.       Restricted Stock.

         (a) General. Each grant of shares of Restricted Stock shall be evidenced by a Grant Agreement.


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         (b) Shares of Restricted Stock. Each grant of shares of Restricted
Stock shall comply with and be subject to the following terms and conditions:

                           (i) Issue Date and Vesting Date. At the time of a grant of shares of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Issue Date and/or a different Vesting Date for each class. Except as provided in Sections 6(b)(iv) and 6(b)(vi) hereof, upon the occurrence of the Issue Date with respect to a share of Restricted Stock, a share of Restricted Stock shall be issued in accordance with Section 6(b)(iv) hereof. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 6(b)(ii) hereof are satisfied, and except as provided in Sections 6(b)(iii) and 6(b)(vi) hereof, upon the occurrence of a Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 6(b)(iii) and Section 6(b)(vi) hereof shall cease to apply to such share.

                           (ii) Conditions to Vesting. At the time of the grant of shares of Restricted Stock, in the Grant Agreement awarding such Restricted Stock, the Committee may impose such restrictions or conditions, not inconsistent with the provisions hereof, to the vesting of such shares as it, in its absolute discretion, deems appropriate, which vesting restrictions shall apply to all Plan Securities in respect of such Restricted Stock.

                           (iii) Restrictions on Transfer Prior to Vesting. Except as otherwise agreed to in writing by the Company, and only on condition that any transferee agrees to be bound by the provisions of this Plan and any other terms and conditions applicable to the Participant and relevant Plan Securities, prior to the vesting in full of Plan Securities, no transfer or encumbrance of Plan Securities, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee or purported lienholder with any interest or right in or with respect to such securities, but immediately upon any attempt to transfer or encumber such rights, such securities, and all of the rights related thereto, shall be forfeited by the Participant or other holder, and the transfer or encumbrance shall be of no force or effect.

                           (iv) Issuance of Certificates. Except as provided in Sections 6(b)(v) or 6(b)(vi) hereof, reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause to be issued such a stock certificate unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate and any similar document representing unvested Plan Securities shall bear the following legend:

                           "The transferability of this certificate and the securities represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Premier Axium ASP, Inc. Year 2001 Restricted Share Plan (the "Plan") and a Grant Agreement entered into between the registered owner of such shares and Premier Axium ASP, Inc. A copy of the Plan and Grant Agreement is on file in the office of the Secretary of Premier Axium ASP, Inc., Premier Axium ASP, Inc., 9025 Wilshire Boulevard, Suite 400, Beverly Hills, California 90211."


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                           Such legend shall not be removed from the certificate
                           evidencing such shares until such shares vest pursuant to the terms hereof.

                           (v) Consequences Upon Vesting. Upon the vesting of Plan Securities pursuant to the terms hereof, the restrictions of
         Section 6(b)(iii) and Section 6(b)(vi) hereof shall cease to apply to such Plan Securities. Reasonably promptly after a share of Restricted Stock vests pursuant to the terms hereof, the Company shall cause to be issued and delivered to the holder of such Plan Securities, a certificate evidencing such share, free of the legend set forth in
         Section 6(b)(iv)(A) hereof.

                           (vi) Effect of Termination of Employment. Plan Securities may become vested if the Participant is then in the employ or a director of, or then maintains an independent contractor relationship with, the Company or any Affiliate at the relevant Vesting Date, and provided that the Participant in respect of which the associated Restricted Stock was granted has continuously maintained any of such relationships since the date of grant of such Restricted Stock; provided that, the agreement granting the shares of Restricted Stock may contain provisions extending the vesting of associated Plan Securities, in the event of specified terminations, to a date specified in such Grant Agreement. Unless otherwise agreed in writing by or on behalf of the Company, upon any Termination of Employment of a Participant prior to the Vesting Date of the relevant Plan Securities, such Plan Securities issued in respect of such Participant shall be forfeit and the Company shall be entitled to execute the stock powers held by the custodian to transfer the forfeited restricted stock back to the Company, without requirement of notice to the affected Participant or any other action.

7.       Change in Control Provisions.

         Upon a Change in Control, 67% of the shares of Restricted Stock granted under the Plan shall, immediately prior to the Change in Control, become fully vested in the Participant. The Board shall determine, in its sole discretion, whether the remaining 33% of outstanding unvested shares of Restricted Stock shall become fully vested. Nothing contained herein shall prevent the substitution or grant of other stock by the Company after a Change in Control in accordance with this Plan.

8.       General Provisions.

                  (a) Fair Market Value of Stock. In determining the Fair Market Value of Stock for purposes of the Plan, the Board may rely on a valuation report by an investment banking or valuation firm selected by the Board. In the event the Stock becomes listed on any national stock exchange or quoted on the national market quotations system, the Fair Market Value of the Stock shall, as of any day, be the closing price for the immediately preceding trading day or, if there were no such trades, last available trading price if within a reasonable period of time.


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                  (b) Compliance with Legal and Exchange Requirements. This
Plan, the granting of shares of Restricted Stock thereunder, and the other obligations of the Company under the Plan and any Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of shares of Restricted Stock until completion of a stock exchange listing or registration or qualification of such shares of Restricted Stock or other required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant and their successors and assigns to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of shares of Plan Securities in compliance with applicable laws, rules and regulations.

                  (c) No Right to Continued Employment, etc. Nothing in the Plan or in any share of Restricted Stock granted or Agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employ of, or to continue as a director of or an independent contractor to, the Company or any Affiliate, as the case may be, or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Participant's employment, directorship or independent contractor relationship.

                  (d) Taxes. The Company or any Affiliate is authorized to withhold from any share of Restricted Stock granted or any other payment or grant to a Participant, amounts of withholding and other taxes due in connection with any transaction involving a share of Restricted Stock, and to take such other action as the Committee may deem advisable to enable the Company and a Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any share of Restricted Stock. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations as well as to report such transactions to the relevant tax authorities.

                  (e) Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant or such Participant's proper successor or assign, without such Participant's or proper successor or assign's consent, under any grant or shares of Restricted Stock theretofore granted under the Plan.

                  (f) No Rights to Shares of Restricted Stock; No Stockholder Rights. No person shall have any claim to be granted any share of Restricted Stock under the Plan, and there is no obligation for uniformity of treatment among Participants. Except as provided specifically herein, a Participant, (and their successors and assigns) shall have no rights as a stockholder with respect to any shares covered by the grant until the date of the issuance of a stock certificate to such Participant for such shares.


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                  (g) Unfunded Status of Restricted Stock. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. Nothing contained in the Plan or any grant shares of Restricted Stock shall give any such Participant any rights that are greater than those of a general creditor of the Company.

                  (h) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Nevada without giving effect to the conflict of laws principles thereof.

                  (i) Plan Termination. The Board may terminate the Plan at any time. Unless terminated earlier by the Board, the Plan shall terminate ten years after the Effective Date and no shares of Restricted Stock shall be granted under the Plan after such date. Termination of the Plan under this Section 8(i) will not affect the rights and obligations of any Participant or any successor or assign with respect to grants of shares of Restricted Stock granted prior to termination.